Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2017, relating to the financial statements and financial highlights, which appear in Hewitt Money Market Fund’s (comprising Hewitt Series Trust) Annual Report on Form N-CSR for the year ended December 31, 2016.

We also consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2017, relating to the financial statements, which appear in Treasury Money Market Master Portfolio’s (a series of Master Investment Portfolio) Annual Report on Form N-CSR for the year then ended December 31, 2016.

We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 28, 2017